U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed       pursuant to Section 16(a) of the Securities Exchange Act of
                1934, Section 17(a) of the Public Utility Holding Company Act of
                1935 or Section 30(f) of the Investment Company Act of 1940
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1.   Name and Address         2.   Date of Event Re-    4.  Issuer Name and Ticker or Trading Symbol
    of Reporting Person            quiring Statement-
Cronshaw David                    (Month/Day/Year)         Torchmail Communications, Inc.  "TCHM"
                                   October 18, 2002

(Last)(First)(Middle)     3.  IRS or Social Se-     5.  Relationship of Reporting Person to Issuer       6.  If Amendment, Date of
                              curity Number of                 (Check all applicable)                      Original(Month/Day/Year
                              Reporting Person
223 St. Croix Ct.              (Voluntary)               X         Director                 X 10% Owner
                                                                  ---------------        --------------
(Street)                                                              Officer (give      Other (Specify
                                                                            ----------    ----------------
                                                                           title                  below)
                                                                           below)


                                                                                                      7. Individual or Joint/Group
                                                                                                         Filing
Oak Park, CA 91377                                                                                    (Check applicable line)
                                                                                                      X         Form filed by One
                                                                                                    ------------
                                                                                                                Reporting Perons
                                                                                                                Form filed by More
                                                                                                          than One Reporting Person
(City)(State)(Zip)                                     Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security           2. Amount of Securities    3.  Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                 Beneficially Owned           Form:  Direct              (Instr. 5)
                                   (Instr. 4)             (D) or Indirect (I)
                                                          (Instr. 5)
Common Stock                   2,141,185                        D







Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                    (Print or Type Responses) SEC 1473 (8-92)


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FORM 3 (continued)                  Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security   2.  Date Exer-      3.  Title and Amount of Securities4.  Conver-  5.  Owner-    6.  Nature of
     (Instr. 4)                      cisable and       Underlying  Derivative Security       sion or     ship Form   Indirect
                                   Expiration              (Instr. 4)                      Exercise     of Deriv-    Beneficial
                                   Date                                                   Price of        ative      Ownership
                                   (Month/Day/Year)                                      Deri-            Security:  (Instr. 5)
                                                                                              vative    Direct
                                                                                              Security(D)  or
                                                                                                      Indirect
                                                                                                      (I)
                                                                                                          (Instr. 5)
                                   Date        Expira-            Amount or
                                   Exer-       tion       Title   Number of
                                   cisable     Date               Shares











Explanation of Responses:

(1) The filing of this statement shall not be construed as an admission that the undersigned is, for the purpose of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of these securities.



** Intentional misstatements or omission of facts constitute Federal Criminal Violations. October 21, 2002
----------------------------------------------------------------- ---------------------------------------
                                                /s/ David Cronshaw
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). **Signature of Reporting Person Date
                                                David Cronshaw
Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.
Page 2
SEC 1473 (8-92)
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